Exhibit 21.1

List of Subsidiaries of Hawker Beechcraft Acquisition Company, LLC

Subsidiaries of the Registrant are as follows:

Hawker Beechcraft Acquisition Company, LLC, a Delaware limited liability company

Hawker Beechcraft Corporation, a Kansas corporation

Rapid Aircraft Parts Inventory and Distribution Company, LLC, a Kansas limited liability company

Hawker Beechcraft Services, Inc., a Kansas corporation